                                                                     EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
American Homestar Corporation:



         We consent to the incorporation by reference in the registration statement (No. 333-2037) on Form S-8 of American Homestar Corporation of our report dated June 24, 1998, relating to the consolidated balance sheets of American Homestar Corporation and subsidiaries as of May 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1998, and the related schedule, which report appears in the May 31, 1998 annual report on Form 10-K of American Homestar Corporation.




                                                 /s/ KPMG Peat Marwick LLP





Houston, Texas
August 28, 1998